EXHIBIT 4.3
                                                                     -----------

                  THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO BIGSTRING CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.


Principal Amount: $                                Issue Date: February 29, 2008
                  --------------------

                                CONVERTIBLE NOTE
                                ----------------

         FOR VALUE RECEIVED, BIGSTRING CORPORATION, a Delaware corporation (hereinafter called "Borrower"), hereby promises to pay to ___________________ ______, with an address of __________________________________________________
(the "Holder"), without demand, the sum of ___________________ ($________), with simple and unpaid interest thereon, on March 1, 2011 (the "Maturity Date"), if not paid sooner.

         This Note has been entered into pursuant to the terms of a Subscription Agreement between the Borrower, the Holder and certain other subscribers of the Borrower's convertible notes, dated of even date herewith (the "Subscription Agreement"), and shall be governed by the terms of such Subscription Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement. The following terms shall apply to this Note:

                                    ARTICLE I

                               GENERAL PROVISIONS

         1.1 Payment Grace Period. The Borrower shall have a five (5) business
             --------------------
day grace period to pay any monetary amounts due under this Note, after which grace period and during the pendency of an Event of Default (as defined in Article III) a default interest rate of fifteen percent (15%) per annum shall apply to the amounts owed hereunder.

         1.2. Interest Rate. Simple interest payable on this Note shall accrue
              -------------
at the annual rate of six percent (6%). Accrued interest will be payable on each annual anniversary of the Issue Date and on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable. Interest will be payable in cash or at the election of the Borrower, unless an Event of Default has occurred and has not been timely cured, by the Borrower's delivery of either registered shares of Common Stock or Common Stock which may be resold immediately pursuant to Rule 144(b)(1)(i) of the Securities Act of 1933, as amended ("Interest Shares") valued at the Conversion Price in effect on the day the interest payment is due. In no event may Interest Shares be paid by the Borrower to the extent such Interest Shares would exceed the limitation set forth in Section 2.3 of this Note.

         1.3. Conversion Privileges. The conversion rights of the Holder as set
              ---------------------
forth in Article II of this Note shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. The principal amount of the Note and the remaining accrued but unpaid interest shall be payable in full on the Maturity Date, unless previously paid or converted into Common Stock in accordance with Article II hereof.

                                   ARTICLE II

                                CONVERSION RIGHTS

         The Holder shall have the right to convert the entire principal amount under this Note and the accrued but unpaid interest thereon into shares of the Borrower's Common Stock as set forth below.

         2.1. Voluntary Conversion into the Borrower's Common Stock.
              -----------------------------------------------------

             (a) The Holder shall have the right from and after the Issue Date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note (provided that any partial conversion shall not be for a portion of the principal amount of this Note which is the lesser of (i) $25,000, or (ii) the remaining balance of the principal amount of this Note), at the election of the Holder (the date of giving of such notice of conversion being a "Conversion Date") into fully paid and nonassessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 2.1(b) hereof (the "Conversion Price"), determined as provided herein. Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto, Borrower shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the "Delivery Date") that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note to be converted, by the Conversion Price.

             (b) Subject to adjustment as provided for in Section 2.1(c) hereof, the Conversion Price per share of Common Stock shall be $0.15 ("Conversion Price").

             (c) The Conversion Price and the number and kind of shares or other securities to be issued upon conversion of this Note, shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

                 A. Merger, Sale of Assets, etc. If the Borrower at any time
                    ---------------------------
shall consolidate with or merge into or sell or convey all or substantially all its assets to any other

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

corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser or surviving entity of the surviving corporation after any such consolidation, merger, sale or conveyance.

                 B. Reclassification, etc. If the Borrower at any time shall, by
                    ---------------------
reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes of the Borrower's capital stock that may be issued or outstanding, this Note, as to the unpaid principal amount thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the shares of Common Stock subject to the conversion of this Note immediately prior to such reclassification or other change.

                 C. Stock Splits, Combinations and Dividends. If the shares of
                    ----------------------------------------
Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

                 D. Share Issuance. So long as this Note is outstanding, if the
                    --------------
Borrower shall issue or agree to issue any shares of Common Stock other than with respect to any Excepted Issuances for a consideration less than the Conversion Price in effect at the time of such issue, then, and thereafter successively upon each such issue, the Conversion Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security carrying the right to convert such security into shares of Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price. The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described in this Note and the Subscription Agreement.

             (d) Whenever the Conversion Price is adjusted pursuant to Section 2.1(c) above, the Borrower shall promptly provide notice to the Holder setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

             (e) The Borrower will reserve from its authorized and unissued shares of Common Stock, the number of shares of Common Stock during the time periods and in the amounts described in the Subscription Agreement. The Borrower represents that upon issuance, such shares of Common Stock will be duly and validly issued, fully paid and non-assessable. The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of the Borrower's Common Stock upon the conversion of this Note.

         2.2 No Fractional Shares. No fractional shares of Common Stock shall be
             --------------------
issued upon conversion of this Note, but an adjustment in cash will be made, in respect of any fraction of a share (which will be valued based on the Conversion Price) which would otherwise be issuable upon the surrender of this Note for conversion and a check in the amount of the value of such fractional share shall be delivered to the Holder.

         2.3 Method of Conversion. This Note may be converted by the Holder in
             --------------------
whole or in part as described in Section 2.1(a) hereof and the Subscription Agreement. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

         2.4 Maximum Conversion. The Holder shall not be entitled to convert on
             ------------------
a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of (i) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on a Conversion Date, and (ii) the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the issued and outstanding shares of Common Stock of the Borrower on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate conversions of only 4.99% and aggregate conversion by the Holder may exceed 4.99%. The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 2.3 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of the amount of the Note which is convertible shall be the responsibility and obligation of the Holder. The Holder may increase the permitted beneficial ownership amount up to 9.99% upon and effective after 61 days prior written notice to the Company. The Holder may allocate which of the equity of the Borrower deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

         2.5. Mandatory Conversion. Unless an Event of Default (or an event that
              --------------------
with the passage of time or the giving of notice could become an Event of Default, has occurred and has not been timely cured, then commencing after the Actual Effective Date (as defined in Section 11.1(iv) of the Subscription Agreement), the Borrower will have the option by written notice to the Holder ("Notice of Mandatory Conversion") of compelling the Holder to convert part or all of the outstanding and unpaid principal of this Note into Common Stock at the Conversion Price then in affect ("Mandatory Conversion"). The Notice of Mandatory Conversion may only be given, if at all, within five (5) business days after the Borrower has received the net proceeds from an underwritten public offering of the Borrower's equity securities in the gross amount of not less than $30,000,000 at a per share equivalent price of not less than the Conversion Price in effect on the final closing of such public offering ("Mandatory Conversion Conditions"). The date the Notice of Mandatory Conversion is given is the "Mandatory Conversion Date." The Notice of Mandatory Conversion shall specify the aggregate principal amount of the Note which is subject to Mandatory Conversion. Mandatory Conversion Notices must be given proportionately to all Holders of Notes who received Notes similar in terms and tenure as this Note. A Notice of Mandatory Conversion may not be given unless the Registration Statement (as defined in the Subscription Agreement) is effective for the unrestricted public resale of the Registrable Securities (as defined in the Subscription Agreement) for each of the twenty trading days preceding the Mandatory Conversion Date and through the date the conversion shares are delivered to the Holder. The amount of Note principal included in a Mandatory Redemption Notice shall be reduced to an amount that would not cause the Holder to exceed the limitation described in Section 2.4 of this Note. Each Mandatory Conversion Date shall be a deemed Conversion Date and the Borrower will be required to deliver the Common Stock issuable pursuant to a Mandatory Conversion Notice in the same manner and time period as described in Section 2.1 herein.

                                   ARTICLE III

                                EVENT OF DEFAULT

         The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and accrued interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment or grace period, all of which hereby are expressly waived, except as set forth below:

         3.1 Failure to Pay Principal or Interest. The Borrower fails to pay any
             ------------------------------------
installment of interest or other sum due under this Note when due and such failure continues for a period of five (5) business days after the due date. The five (5) day period described in this Section 3.1 is the same five (5) business day period described in Section 1.1 hereof.

         3.2 Breach of Covenant. The Borrower breaches any material covenant or
             ------------------
other material term or condition of the Subscription Agreement or this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

         3.3 Breach of Representations and Warranties. Any material
             ----------------------------------------
representation or warranty of the Borrower made herein, in any Transaction Document, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made and as of the Closing Date.

         3.4 Receiver or Trustee. The Borrower shall make an assignment for the
             -------------------
benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed without the consent of the Borrower if such receiver or trustee is not dismissed within forty-five (45) days of appointment.

         3.5 Judgments. Any money judgment, writ or similar final process shall
             ---------
be entered or filed against the Borrower or any of its property or other assets for more than $50,000, and shall remain unpaid, unvacated, unbonded or unstayed for a period of forty-five (45) days.

         3.6 Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation
             ----------
proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and if instituted against Borrower are not dismissed within forty-five (45) days of initiation.

         3.7 Delisting. Failure of the Borrower's Common Stock to be listed for
             ---------
trading or quotation on a Principal Market.

         3.8 Non-Payment. A default by the Borrower under any one or more
             -----------
obligations in an aggregate monetary amount in excess of $100,000 for more than thirty (30) days after the due date, unless the Borrower is contesting the validity of such obligation in good faith and has segregated cash funds equal to not less than one-half of the disputed amount.

         3.9 Stop Trade. An SEC or judicial stop trade order or Principal Market
             ----------
trading suspension with respect to the Borrower's Common Stock that lasts for ten (10) or more consecutive trading days.

         3.10 Failure to Deliver Common Stock or Replacement Note. The
              ---------------------------------------------------
Borrower's failure to deliver Common Stock to the Holder pursuant to and in the form required by this Note and Sections 7 and 11 of the Subscription Agreement, or, if required, a replacement Convertible Note more than five (5) business days after the required delivery date of such Common Stock or replacement Convertible Note.

         3.11 Reservation Default. The failure by the Borrower to have reserved
              -------------------
for issuance upon conversion of the Note the number of shares of Common Stock as required in the Subscription Agreement.

         3.12 Cross Default. A default by the Borrower of a material term,
              -------------
covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

                                   ARTICLE IV

                                  MISCELLANEOUS

         4.1 Failure or Indulgence Not Waiver. No failure or delay on the part
             --------------------------------
of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver

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

thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         4.2 Notices. All notices, demands, requests, consents, approvals, and
             -------
other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid,
(c) delivered by a reputable overnight courier service with charges prepaid, or
(d) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received),
(ii) on the first business day following the date deposited with an overnight courier service with charges prepaid, or (iii) on the third business day following the date of mailing pursuant to subpart (b) above, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (i) if to the Borrower to: BigString Corporation, 3 Harding Road, Suite F, Red Bank, NJ 07701, Attn: Darin M. Myman, President and Chief Executive Officer, telecopier: (732) 741-2842, with a copy by telecopier only to: Giordano, Halleran & Ciesla, P.C., 125 Half Mile Road, P.O. Box 190, Middletown, NJ 07748, Attn: Paul T. Colella, Esq., telecopier: (732) 224-6599, and (ii) if to the Holder, to the name, address and telecopy number set forth on the front page of this Note, with a copy by telecopier only to Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, telecopier number: (212) 697-3575.

         4.3 Amendment Provision. The term "Note" and all reference thereto, as
             -------------------
used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

         4.4 Assignability. This Note shall be binding upon the Borrower and its
             -------------
successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns. This Note shall not be divided by the Holder except in increments of not less than $25,000 in principal amount and, in any event, the Holder shall promptly provide the Borrower written notice of an assignment of any of the rights under this Note.

         4.5 Cost of Collection. If default is made in the payment of this Note,
             ------------------
Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

         4.6 Governing Law. This Note shall be governed by and construed in
             -------------
accordance with the laws of the State of New Jersey. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of New Jersey or in the federal courts located in the State of New Jersey. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder. This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought. For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder's rights hereunder or Borrower's obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

         4.7 Maximum Payments. Nothing contained herein shall be deemed to
             ----------------
establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

         4.8 Shareholder Status. The Holder shall not have rights as a
             ------------------
shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have all the rights of a shareholder of the Borrower with respect to the shares of Common Stock to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.




                      [THIS SPACE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ____ day of February, 2008.

                                          BIGSTRING CORPORATION


                                     By:
                                          -------------------------------------
                                  Name:   Darin M. Myman
                                 Title:   President and Chief Executive Officer



WITNESS:



-------------------------------

                                    EXHIBIT A
                                    ---------

                              NOTICE OF CONVERSION
                              --------------------

(To be executed by the Registered Holder in order to convert the Note)


         The undersigned hereby elects to convert the principal amount of the Convertible Note (the "Note") issued by BigString Corporation on February ___, 2008 and the accrued but unpaid interest thereon into shares of Common Stock of BigString Corporation (the "Borrower") according to the conditions set forth in such Note, as of the date written below.



Date of Conversion:
                   -------------------------------------------------------------


Conversion Price:
                 ---------------------------------------------------------------


Shares To Be Delivered:
                       ---------------------------------------------------------


Signature:
          ----------------------------------------------------------------------


Print Name:
           ---------------------------------------------------------------------


Address:
        ------------------------------------------------------------------------




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